Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

IMMATICS N.V.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, nominal value €0.01 per share	Rule 457(c) and Rule 457(h)	5,940,365	$12.45(2)	$73,927,842.43	0.0001476	$10,911.75
Total Offering Amounts			5,940,365	$12.45(2)	$73,927,842.43	0.0001476	$10,911.75
Total Fee Offsets
Net Fee Due							$10,911.75

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares having a nominal value of EUR 0.01 per share (“Shares”), of Immatics N.V. (the “Registrant”) that become issuable under the Registrant’s 2024 Stock Option and Incentive Plan (the “Plan”) by reason of any share dividend, share split, recapitalization or other similar transaction affecting the Shares.

(2)	Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low price of $12.45 per Share, as reported on The Nasdaq Stock Market LLC on July 17, 2024.